Exhibit 8.2

JINGTIAN & GONGCHENG LLP Suites 3203-3209, 32/F Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong

競天公誠律師事務所 有限法律責任合夥 香港中環皇后大道中15號 置地廣場公爵大廈32樓 3203至3209室 Telephone: +852 2926 9300 Fax: +852 2926 9400

To:

QUHUO LIMITED

3F, Building A, Xin’anmen

No.1 South Bank, Huihe South Street

Chaoyang District, Beijing

The People’s Republic of China

Our reference: RN/10046358.2

14 April 2026

Dear Sirs

Legal opinion in respect of Quhuo Limited’s Registration Statement on Form F-3 (including all amendments or supplements thereto, the “Registration Statement”), relating to its resale, from time to time, of up to an aggregate of 35,000,000 American Depositary Shares, each representing nine hundred (900) Class A ordinary shares, par value US$0.0001 per share of Quhuo Limited as set out in the Registration Statement (the “Proposed Transaction”)

1	SUBJECT MATTER

1.1	Background.

We have acted as Hong Kong legal advisers to Quhuo Limited, a company incorporated in under the laws of the Cayman Islands (“Quhuo Limited”), in connection with the Proposed Transaction, on which we have been asked to provide you with our opinion (set out exclusively in this letter) in connection with its following subsidiaries:

(a)	Quhuo Technology Investment (Hong Kong) Limited, a company incorporated in Hong Kong (company number 2841859) (“Quhuo Technology”);

(b)	Quhuo International Trade (HK) Limited, a company incorporated in Hong Kong (company number 3224129) (“Quhuo International”); and

(c)	Quhuo (Hong Kong) Auto Limited, a company incorporated in Hong Kong (company number 3307343) (“Quhuo Auto”),

collectively, the “Hong Kong Subsidiaries”.

2	DEFINITIONS

2.1	Certain expressions. References in this opinion to:

(a)	“any other jurisdiction” or “another jurisdiction” means a jurisdiction other than Hong Kong.

(b)	“Documents Examined” means the documents set out in paragraph 1 of Appendix 1 (Documents, Searches and Enquiries);

(c)	“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

A list of the names of partners of Jingtian & Gongcheng LLP

and their respective professional qualifications

may be inspected at our offices at the address set out above

www.jingtian.com

(d)	“insolvency proceedings” include a winding-up, the appointment of a provisional liquidator, an administration (whether appointed by the court or out of court), a voluntary arrangement, a moratorium, and a scheme of arrangement, including any form of territorial, secondary or ancillary insolvency proceeding; also any form of receivership, whether the receiver is appointed by the court or otherwise; and any proceedings or procedure under the laws of a country other than Hong Kong which is comparable to any of the foregoing; and

(e)	“Searches” means the searches and enquiries as set out in paragraph 2 of Appendix 1 (Documents, Searches and Enquiries);

2.2	Headings. In this opinion letter the headings are for ease of reference only and shall not affect the meaning.

2.3	Appendices. The attached Appendices (1-3) form an integral part of this opinion.

3	SCOPE OF OPINION

3.1	Structure and basis of opinion

(a)	The opinions in paragraph 4 (Opinion) are given expressly:

(i)	on the basis of, and in reliance on, the documents, searches and enquiries referred to in Appendix 1 (Documents, Searches and Enquiries) and the assumptions set out in Appendix 2 (Assumptions); and

(ii)	subject to the qualifications set out in Appendix 3 (Qualifications).

(b)	This opinion letter is not to be read as implying an opinion on any matter not covered by its express terms.

3.2	Hong Kong law only

This opinion is confined to matters of Hong Kong law in force on this date of this opinion as currently applied and interpreted by the courts of Hong Kong; and we assume no responsibility to update or supplement this opinion to reflect any developments or changes of law which may occur after the date of this opinion. We express no opinion about the law of any other jurisdiction.

3.3	No updating

We assume no responsibility to update this opinion letter to take account of changes in law taking place after its date of issue.

3.4	Fact

No opinion is expressed on matters of fact, commercial matters or intention of the parties.

3.5	Express scope

The opinions as to matters in connection with the Hong Kong Subsidiaries are limited to the matters specified herein. In particular, this opinion letter does not extend to any contract or asset or otherwise relevant to any of the Hong Kong Subsidiaries or in respect of any transaction, or any related documentation, entered into by any of the Hong Kong Subsidiaries.

4	OPINION

4.1	Corporate matters of the Hong Kong Subsidiaries

Based on the Documents Examined and the Searches, certain corporate matters of the Hong Kong Subsidiaries as at the date hereof are set out as below:

(a)	Quhuo Technology

(i)	Quhuo Technology is duly incorporated as a limited company on 17 June 2019.

(ii)	the sole director of Quhuo Technology is Leslie YU.

(iii)	the sole shareholder of Quhuo Technology is:

Shareholder	Number of share(s)
Quhuo Investment Limited, whose address is at Craigmuir Cahmbers, Road Town, Tortola, VG 1110, British Virgin Islands	1

(b)	Quhuo International

(i)	Quhuo International is duly incorporated as a limited company on 11 January 2023.

(ii)	the sole director of Quhuo International is Leslie YU.

(iii)	the shareholders of Quhuo International are:

Shareholder	Number of share(s)
Carnuxt Global Ltd, whose address is at 3-212 Governors Square, 23 Lime Street Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands	10,000

(c)	Quhuo Auto

(i)	Quhuo Auto is duly incorporated as a limited company on 10 August 2023.

(ii)	the sole director of Quhuo Auto is Leslie YU.

(iii)	the sole shareholder of Quhuo Auto is:

Shareholder	Number of share(s)
Quhuo Technology	10,000

4.2	Due incorporation of the Hong Kong Subsidiaries

The Documents Examined and the Searches do not reveal that any of the Hong Kong Subsidiaries is in liquidation, administration, receivership or administrative receivership or that a winding up or administration petition has been presented against any of them.

4.3	Licence and permit of the Hong Kong Subsidiaries

(a)	Quhuo Technology

Quhuo Technology has obtained the following business registration certificate for its business carried out in Hong Kong. Details of the current business registration certificates are as follows:

Name of business / corporation	Address	Business registration number	Effective period
QUHUO TECHNOLOGY INVESTMENT (HONG KONG) LIMITED	FLAT/RM A 12/F ZJ300 300 LOCKHART ROAD WANCHAI HK	70845761-000-06-25-9	17 June 2025 to 16 June 2026

(b)	Quhuo International

Quhuo International has obtained the following business registration certificate for its business carried out in Hong Kong. Details of the current business registration certificates are as follows:

Name of business / corporation	Address	Business registration number	Effective period
QUHUO INTERNATIONAL TRADE (HK) LIMITED	RM 1201, 12/F TAI SANG BANK BLDG 130-132 DES VOEUX RD CENTRAL HK	74763830-000-01-26-1	11 January 2026 to 10 January 2027

(c)	Quhuo Auto

Quhuo Auto has obtained the following business registration certificate for its business carried out in Hong Kong. Details of the current business registration certificates are as follows:

Name of business / corporation	Address	Business registration number	Effective period
QUHUO (HONG KONG) AUTO LIMITED	RM C 13/F HARVARD COMM BLDG 105-111 THOMSON RD WAN CHAI HK	75601318-000-08-25-9	10 August 2025 to 9 August 2026

Based on the confirmations of Quhuo Limited and its directors, save for the business registration in accordance with the Business Registration Ordinance (Chapter 310 of the laws of Hong Kong), with which each of Quhuo Technology, Quhuo International and Quhuo Auto has duly complied, each of the Hong Kong Subsidiaries is not required to obtain any other license and permit from the Hong Kong authorities for its respective business or business operation in Hong Kong as of the date hereof.

4.4	Offering documents

The description of Hong Kong laws and legal matters set forth in the Registration Statement under the captions “Prospectus Summary - Permissions Required from the Hong Kong Authorities for Our Operations” and “Risk Factors – Risks Related to Doing Business in Hong Kong” insofar as such statements purport to describe or summarise the Hong Kong legal matters stated therein (save for those in relation to the provisions of the laws of the People’s Republic of China), are true and accurate in all material respects as at the date hereof, and fairly present and summarise in all material respects the Hong Kong legal matters stated therein as at the date hereof.

5	DISCLOSURE, RELIANCE AND APPLICABLE LAW

5.1	Disclosure and reliance.

(a)	This opinion is addressed to you for your own use solely for the purpose stated at the beginning of this opinion. Without our prior written consent, this opinion may not be:

(i)	disclosed to any person apart from:

(A)	any professional advisers, officers, directors, employees and auditors; or

(B)	such disclosure to the extent as may be required by applicable law or regulation or any judicial or arbitration proceeding binding on an addressee,

(ii)	relied on by you for any other purposes;

(iii)	relied on by any other person for any purpose.

(b)	In connection with the above opinion, we hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name under captions “Prospectus Summary”, “Enforcement of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

5.2	Applicable law

Hong Kong law shall apply to our responsibilities with regard to this opinion and to all issues arising out of those responsibilities.

Yours faithfully,

/s/ JINGTIAN & GONGCHENG LLP
JINGTIAN & GONGCHENG LLP

APPENDIX 1

Documents, searches and Enquiries

1	Documents examined

We have examined a copy of each of the following documents:

(a)	Quhuo Technology

No.	Document	Date of document
(i)	Certificate of incorporation	17 June 2019 (filing date)
(ii)	Form FNNC1 - Incorporation Form (Company Limited by Shares)	17 June 2019 (filing date)
(iii)	Articles of Association	17 June 2019 (filing date)
(iv)	Form FNR1 - Notice of Change of Address of Registered Office	23 December 2019 (filing date)
(v)	Form FND2B - Notice of Change in Particulars of Company Secretary and Director	23 December 2019 (filing date)
(vi)	Form FNAR1 - Annual Return	17 June 2020 (filing date)
(vii)	Form FNR1 - Notice of Change of Address of Registered Office	9 June 2021 (filing date)
(viii)	Form FND2B - Notice of Change in Particulars of Company Secretary and Director	9 June 2021 (filing date)
(ix)	Form FNAR1 - Annual Return	22 June 2021 (filing date)
(x)	Form FNAR1 - Annual Return	4 July 2022 (filing date)
(xi)	Form FNAR1 - Annual Return	20 June 2023 (filing date)
(xii)	Form FNAR1 - Annual Return	17 June 2024 (filing date)
(xiii)	Form FNAR1 - Annual Return	25 June 2025 (filing date)
(xiv)	FND2A - Notice of Change of Company Secretary and Director (Appointment/Cessation)	25 June 2025 (filing date)
(xv)	FNR1 - Notice of Change of Address of Registered Office	25 June 2025 (filing date)
(xvi)	FNR1 - Notice of Change of Address of Registered Office	18 August 2025 (filing date)
(xvii)	Business registration certificate	17 June 2025 – 16 June 2026

(b)	Quhuo International

No.	Document	Date of document
(i)	Certificate of incorporation	11 January 2023 (filing date)
(ii)	Form FNNC1 - Incorporation Form (Company Limited by Shares)	11 January 2023 (filing date)
(iii)	Articles of Association	11 January 2023 (filing date)
(iv)	Form FNAR1 - Annual Return	11 January 2024 (filing date)
(v)	FNSC1 - Return of Allotment	5 April 2024
(vi)	Form FNAR1 - Annual Return	16 January 2025 (filing date)
(vii)	Form FNAR1 - Annual Return	15 January 2026 (filing date)
(viii)	Business registration certificate	11 January 2026 – 10 January 2027

(c)	Quhuo Auto

No.	Document	Date of document
(i)	Certificate of incorporation	10 August 2023 (filing date)
(ii)	Form FNNC1 - Incorporation Form (Company Limited by Shares)	10 August 2023 (filing date)
(iii)	Articles of Association	10 August 2023 (filing date)
(iv)	Form FNAR1 - Annual Return	4 September 2024 (filing date)
(v)	Form FNAR1 - Annual Return	22 August 2025 (filing date)
(vi)	Form FNR1 – Notice of Change of Address of Registered Office	2 February 2026 (filing date)
(vii)	Business registration certificate	10 August 2025 – 9 August 2026

(d)	a letter of confirmation from the board of directors of Quhuo dated 10 April 2026.

2	Searches and enquiries

On 10 April 2026, we carried out the following searches:

(a)	a search against each of Quhuo Technology, Quhuo International and Quhuo Auto at the Companies Registry of Hong Kong;

(b)	a search against each of Quhuo Technology, Quhuo International and Quhuo Auto in the company winding up register kept by the Official Receiver’s Office of Hong Kong; and

(c)	a search against each of Quhuo Technology, Quhuo International and Quhuo Auto at the High Court of Hong Kong to establish the existence or otherwise of proceedings commenced against each of Quhuo Technology, Quhuo International and Quhuo Auto in the courts of Hong Kong.

APPENDIX 2

ASSUMPTIONS

1	Basis

We have made the assumptions set out below without investigation.

2	Genuineness and authenticity

The genuineness of all signatures and seals (where applicable) on, and the authenticity and (except in the case of a document which is expressly stated to be an extract) the completeness of, all documents or copy documents submitted to us.

3	Conformity

The conformity to original documents of all documents submitted to us as copies.

4	Searches and enquiries

That the information provided to us pursuant to the Searches was complete, accurate and up-to-date at the time of the relevant search or enquiry, and did not fail to disclose any material information which had been delivered for filing or registration but was not disclosed, or, as the case may be, did not appear on the public files or relevant registers at the time of such Searches and enquiries, and since that time there have been no changes affecting the results of such Searches and enquiries.

5	Due authorisation

That the persons who signed the Documents Examined were duly authorised by the relevant party and there has been no revocation of such authorisation; that each Document Examined has been properly signed or properly executed (including, where applicable, sealed with the correct seal) and delivered by or on behalf of each party in accordance with the laws of its jurisdiction of organisation or incorporation.

6	Accuracy of information

The accuracy and completeness of all factual representations, where via oral or written instructions, provided by Quhuo Limited, each of the Hong Kong Subsidiaries and/or their respective representatives are true, accurate and complete, to our best belief. All factual statements in the Documents Examined are true and accurate as of the date of this opinion save as expressly stated herein. That no person has engaged in, or is or will be engaging in, misleading or deceptive or unconscionable conduct or be seeking to conduct any relevant transaction or any associated activity in a manner which might render this opinion or any transaction or associated activity untrue or incorrect.

7	Completeness

That all facts, documents and information relating to the Hong Kong Subsidiaries or otherwise which may affect this opinion have been provided to us and that no physical inspection or interview have been conducted with the directors, shareholders or officers of the Hong Kong Subsidiaries to determine the factual statements in any of the Documents Examined.

8	Other laws etc.

That the laws of any other jurisdiction which may apply with respect to the transactions and matters contemplated in the Proposed Transaction will not affect any of the conclusions stated in this opinion letter.

9	No Hong Kong insolvency proceedings

That there are no insolvency proceedings in Hong Kong in respect of each of the Hong Kong Subsidiaries, and no step has been taken with a view to insolvency proceedings, which has not been disclosed in the Searches (it being possible for action in relation to, or by way of, insolvency proceedings to have been taken which do not yet appear on the applicable registers or which are not required to be filed on the registers we have searched).

10	No foreign insolvency proceedings

That each of the Hong Kong Subsidiaries is not the subject of any insolvency proceedings in any other jurisdiction; and that no step has been taken with a view to the commencement or opening of any insolvency proceedings in relation to any of the Hong Kong Subsidiaries in any other jurisdiction.

APPENDIX 3

QUALIFICATIONS

1	Reunification of Hong Kong with the PRC

(a)	On 1 July 1997, Hong Kong became the Hong Kong Special Administrative Region (the “HKSAR”) of the People’s Republic of China. Under the Basic Law of the HKSAR (the “Basic Law”), the laws of Hong Kong in force at 30 June 1997 (i.e. the common law, rules of equity, ordinances, subordinate legislation and customary law) shall be maintained unless it contravenes the Basic Law or is amended by the legislature of the HKSAR. Under the Basic Law, the laws of Hong Kong in force at 30 June 1997 shall be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the National People’s Congress of the People’s Republic of China (the “Standing Committee”) to be in contravention of the Basic Law or subsequently discovered to be in contravention of the Basic Law whereupon they shall be amended or cease to have force in accordance with the procedure prescribed by the Basic Law.

(b)	On 23 February 1997, the Standing Committee decided that “the laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR” and further that certain ordinances and subsidiary legislation in the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Cap. 88 of the Laws of Hong Kong) (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving the opinions in this Opinion that the effect of the Standing Committee’s decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to their subsequent independent development which will depend primarily with the courts of the HKSAR which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases, which assumption is in our view supported by the judgment of the Court of Appeal of the High Court in HKSAR v Ma Wai Kwan David and Others [1997] 2 HKC 315.

2	No opinion as regards immunity

We express no opinion as to (i) whether any party is entitled to immunity (of whatever type) from suit or in respect of its assets; or (ii) the effectiveness of any waiver of immunity by it or whether any such waiver will bind its successors (whether de facto or de jure).

3	Equitable principles

We express no opinion as to enforceability of any document, which may be limited by general principles of equity or public policy from time to time.

4	Jurisdictional issues

As regards jurisdiction, a Hong Kong court may stay any proceedings brought before a Hong Kong court if concurrent proceedings are being brought in another jurisdiction. A Hong Kong court may (and in certain circumstances must) decline jurisdiction over matters arising under the Proposed Transaction if (i) the matter is subject of proceedings or a judgment in a foreign court or (ii) the court determines that the matter may more conveniently be determined in a foreign court. Where the transactions contemplated under the Proposed Transaction are to be performed in jurisdictions outside Hong Kong, they may not be enforceable under Hong Kong law, notwithstanding the choice of Hong Kong laws as the proper law of the contract, if and to the extent that such performance would be illegal or contrary to public policy under the laws of such jurisdiction.

5	Foreign illegality

Hong Kong courts will not enforce obligations to be performed in another jurisdiction to the extent that such performance would be illegal or contrary to principles of public policy under the laws of that jurisdiction.

6	Insolvency

The validity or enforceability of an obligation or any interest may be discharged or otherwise adversely affected by laws applicable in insolvency proceedings or by other laws affecting creditors’ rights generally. Insolvency laws typically provide that, in certain circumstances, transactions previously entered into by a company which is the subject of insolvency proceedings may be set aside and that a liquidator or office-holder may reclaim sums previously paid by the company or assets previously transferred by it. We also draw attention to the power of a liquidator to disclaim any unprofitable contract or other onerous property. A liquidator does not require the permission of a court to exercise this power.

7	Time bars

Claims may become time-barred under the Limitation Ordinance (Cap. 347 of the Laws of Hong Kong).

8	Laws of Hong Kong and their application

(a)	The laws of Hong Kong referred herein are the laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(b)	This opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and application statutes of limitation; (ii) any circumstances in connection with formation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intention with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defences, or calculation of damages; and (iv) the direction of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong.

9	Reliance on Documents Examined and Searches

(a)	We may rely, as to matters of facts (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of a director(s) of Quhuo Limited, each of the Hong Kong Subsidiaries, relevant governmental and regulatory authorities, and public searches conducted in Hong Kong, and such matters of facts and the legal conclusions drawn therefrom are subject to any limitation, disclaimers or qualifications therein, and that they are further subject to and limited by the documents and information made available to us, including without limitation, the internal records of Quhuo Limited and each of the Hong Kong Subsidiaries.

(b)	This opinion is confined to the Documents Examined and no legal due diligence is performed on Quhuo Limited and /or each of the Hong Kong Subsidiaries except those explicitly stated herein. We have not undertaken any independent investigation to determine the existence or accuracy of any fact, and no inference as to our knowledge of the existence or accuracy of any fact should be drawn.

(c)	The Searches may not be complete and up-to-date because notice of those matters might not be filed with the Hong Kong governmental authority or the court immediately or at all and, when filed, might not have been entered on the record available for public inspection immediately. Insofar as the Searches are conducted and made available to us by a service provider and we do not guarantee the accuracy and completeness of the Searches.